                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A
                               (Amendment No. 1)


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                 May 30, 1995
                Date of Report (Date of earliest event reported)


                           THORN APPLE VALLEY, INC.
             (Exact name of registrant as specified in its charter)


            Michigan                  0-6566                    38-1964066
----------------------------        -----------             -------------------
(State or other jurisdiction        (Commission               (IRS Employer
       of incorporation)            File Number)            Identification No.)

18700 West Ten Mile Road, Southfield, Michigan                   48075
-----------------------------------------------        ------------------------
   (Address of principal executive offices)                   (Zip Code)


   Registrant's telephone number, including area code (810) 552-0700

                                Not Applicable
         (Former name or former address, if changed since last report)

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

            (a)  Financial Statements of Wilson Brands.

                 Report of Independent Accountants
                 Combined Balance Sheets at April 1, 1995 (unaudited), December
                   31, 1994 and January 1, 1994
                 Combined Statements of Operations and Retained Earnings
                   (Deficit) for the three months ended April 1, 1995 (unaudited) and April 2, 1994 (unaudited) and for the fiscal years ended December 31, 1994 and January 1, 1994
                 Combined Statement of Cash Flows for the three months ended
                   April 1, 1995 (unaudited) and April 2, 1994 (unaudited) and for the fiscal years ended December 31, 1994 and January 1, 1994
                 Notes to Combined Financial Statements

            (b)  Pro Forma Financial Information.

                 Pro Forma Condensed Combined Balance Sheet (unaudited) at May
                     26, 1995
                 Pro Forma Condensed Combined Statement of Operations
                     (unaudited) for the fiscal year ended May  26, 1995
                 Notes to unaudited Pro Forma Condensed Combined Financial
                     Statements

            (c)  Exhibits.

                 27.1 Financial Data Schedule of Wilson Brands containing financial information for the three months ended April 1, 1995
                 27.2 Financial Data Schedule of Wilson Brands containing financial information for the three months ended April 2, 1994
                 27.3 Financial Data Schedule of Wilson Brands containing financial information for the fiscal year ended December 31, 1994
                 27.4 Financial Data Schedule of Wilson Brands containing financial information for the fiscal year ended January 1, 1994

                                   FORM 8-K/A


    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Amendment to this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    THORN APPLE VALLEY, INC.



                                    By: /s/ Louis Glazier
                                        -------------------------
                                        Louis Glazier
                                        Executive Vice President
                                        Finance and Administration

Dated:  August 11, 1995

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders
Thorn Apple Valley, Inc.
Southfield, Michigan

We have audited the accompanying combined balance sheets of Wilson Brands (the "Company", as described in Note 1) as of December 31, 1994 and January 1, 1994, and the related combined statements of operations and retained earnings (deficit) and cash flows for each of the two fiscal years ended December 31, 1994 and January 1, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, effective May 30, 1995, the Company sold substantially all its operating assets subject to certain liabilities to Thorn Apple Valley, Inc.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Wilson Brands as of December 31, 1994 and January 1, 1994, and the combined results of their operations and cash flows for the two fiscal years ended December 31, 1994 and January 1, 1994, in conformity with general accepted accounting principles.

Our audit was conducted for the purpose of forming an opinion on the basic combined financial statements taken as a whole. The unaudited information presented on pages 5, 6, and 7 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the basic combined financial statements and accordingly we express no opinion on it.


Coopers & Lybrand L.L.P.

Detroit, Michigan
August  4, 1995

                                 WILSON BRANDS
                            Combined Balance Sheets
                                 (in thousands)

                                                                                          UNAUDITED
                                                                                           April 1,     December 31,   January 1,
                                                                                             1995           1994          1994
                                                                                          ----------    ------------   ----------
                                          Assets

Current assets:
  Accounts receivable, net of allowance for doubtful accounts
    (April 1, 1995, $9,  Dec. 31, 1994, $49 , Jan. 1, 1994, $37)                             $9,592        $11,038       $13,832
  Inventories                                                                                10,096          7,705        11,201
  Prepaid expenses and other current assets                                                   2,418          2,254         2,387
  Deposits  held in escrow                                                                        0              0         2,155
                                                                                           --------       --------      --------

        Total current assets                                                                 22,106         20,997        29,575

Property, plant and equipment:
  Land                                                                                          361            361           333
  Buildings and improvements                                                                 10,473         10,464         2,923
  Machinery and equipment                                                                    16,079         15,848         5,780
  Construction in progress                                                                      819            619        10,066
                                                                                           --------       --------      --------
                                                                                             27,732         27,292        19,102
        Less accumulated depreciation                                                         5,324          4,710         1,792
                                                                                           --------       --------      --------
                                                                                             22,408         22,582        17,310
                                                                                           --------       --------      --------

Intangible assets, net of accumulated amortization of $2,815 on April 1, 1995,
   $2,615 on Dec. 31, 1994, and $1,815 on Jan. 1, 1994                                       13,185         13,385        14,185

Reorganization value in excess of amount allocable to identifiable assets, net of accumulated amortization of $8,941 on  April 1, 1995, $8,156 on
   Dec. 31, 1994 and $5,714 on Jan. 1, 1994                                                  42,640         43,425        45,867
                                                                                           --------       --------      --------
        Total assets                                                                       $100,339       $100,389      $106,937
                                                                                           ========       ========      ========

                                  Liabilities and Equity

Current liabilities:
 Current portion - long term debt                                                            $1,415         $1,409          $702
 Accounts payable                                                                             2,999          2,761         2,124
 Accrued liabilities                                                                          3,540          4,487         2,874
                                                                                           --------       --------      --------

       Total current liabilities                                                              7,954          8,657         5,700

Long-term debt                                                                                6,265          6,623         5,203

Investments of and advances from Foodbrands                                                 110,396        105,165       102,583

Retained earnings (deficit)                                                                 (24,276)       (20,056)       (6,549)
                                                                                           --------       --------      --------

       Total liabilities and equity                                                        $100,339       $100,389      $106,937
                                                                                           ========       ========      ========


                The accompanying notes are an integral part of
                      the combined financial statements.

                                 WILSON BRANDS
                       Combined Statements of Operations
                                 (in thousands)

                                                                 UNAUDITED
                                                             Three Months Ended          Fiscal Years Ended
                                                           ----------------------     ------------------------
                                                           April 1,     April 2,       Dec. 31,      Jan. 1,
                                                             1995         1994           1994          1994
                                                           --------     --------       --------      --------
Net sales                                                   $44,806      $61,876       $238,308      $254,937

Operating costs and expenses:
   Cost of goods sold                                        37,825       49,092        191,129       199,982
   Selling                                                    6,213        8,947         39,143        31,951
   General and administrative                                 1,253          927          3,348         4,835
   General and administrative expenses
      allocated from Foodbrands                                 894        1,421          5,868         5,050
   Depreciation                                                 634          434          2,121           941
   Amortization of intangible assets and reorganization
      value allocated from Foodbrands                           985          985          3,242         3,340
   Restructuring charge                                                                   1,914
                                                           --------      -------       --------       -------

                                                             47,804       61,806        246,765       246,099
                                                           --------      -------       --------       -------

Income (loss) from operations                                (2,998)          70         (8,457)        8,838

Other Income (expense):
   Interest                                                    (172)        (121)          (717)          (31)
   Interest allocated from Foodbrands                        (1,058)      (1,186)        (4,354)       (4,578)
   Other, net                                                     8            9             21           (48)
                                                           --------      -------       --------       -------
                                                             (1,222)      (1,298)        (5,050)       (4,657)
                                                           --------      -------       --------       -------

Income (loss) before income taxes                            (4,220)      (1,228)       (13,507)        4,181

Provision for income taxes                                        -            -              -             -
                                                           --------      -------       --------       -------

Net Income (loss)                                           ($4,220)     ($1,228)      ($13,507)       $4,181

Retained earnings (deficit), beginning
of period                                                   (20,056)      (6,549)        (6,549)      (10,730)
                                                           --------      -------       --------       -------
Retained earnings (deficit), end
of period                                                  ($24,276)     ($7,777)      ($20,056)      ($6,549)
                                                           ========      =======       ========       =======

                The accompanying notes are an integral part of
                          the combined financial statements.

                                 WILSON BRANDS
                       Combined Statements of Cash Flows
                                 (in thousands)

                                                                           UNAUDITED
                                                                       Three Months Ended      Fiscal Years Ended
                                                                       -------------------    ---------------------
                                                                       April 1    April 2,    Dec. 31,      Jan. 1,
                                                                         1995       1994        1994         1994
                                                                      ---------   --------    --------      -------
Cash flows from operating activities:
  Net income (loss)                                                   ($4,220)    ($1,228)   ($13,507)      $4,181
  Adjustments to reconcile net income to net cash
   provided by operating activities:
  Depreciation                                                            634         434       2,121          941
  Amortization allocated from Foodbrands                                  985         985       3,242        3,340
  Restructuring charge                                                                          1,914

Changes in assets and liabilities:
  Accounts receivable                                                   1,446         546       2,794          533
  Inventories                                                          (2,391)      1,105       3,496       (1,166)
  Prepaid expenses and other current assets                              (164)       (751)        133       (1,377)
  Accounts payable                                                        238          78         637        1,077
  Accrued liabilities                                                    (947)      2,204       1,613          664
                                                                       ------     -------     -------      -------

         Net cash provided by (used in) operations                     (4,419)      3,373       2,443        8,193
                                                                       ------     -------     -------      -------


Cash flows used in investing activities:
  Capital expenditures, net                                              (555)     (4,224)     (6,151)     (10,820)
                                                                       ------     -------     -------      -------

Cash flows from financing activities:
 (Deposits to) withdrawals from  escrow account                                     2,155       2,155       (2,155)
  Principal payments of long-term debt                                   (257)       (825)     (1,029)        (372)
  Investments of and advances from Foodbrands                           5,231        (479)      2,582       (3,461)
  Proceeds from issuance of debt                                                                             5,800
                                                                       ------     -------     -------      -------

         Net cash provided by (used in) financing activities            4,974         851       3,708         (188)
                                                                       ------     -------     -------      -------

Net decrease in cash                                                        0           0           0       (2,815)

Cash, beginning of period                                                   0           0           0        2,815
                                                                       ------     -------     -------      -------

Cash, end of period                                                        $0          $0          $0           $0
                                                                       ======     =======     =======      =======


Supplemental disclosure of cash flows information:
  Interest paid during the year                                          $165         $41        $662          $31
                                                                       ======     =======     =======      =======




Supplemental Schedule of Noncash Financing and Investing Activities:
  In 1994, capital leases obligations totaling $2.9 million were incurred when the company entered into various leases for equipment.

                The accompanying notes are an integral part of
                           the combined financial statements.

                                 WILSON BRANDS
                     NOTES TO COMBINED FINANCIAL STATEMENTS
               (in thousands, except where otherwise indicated)

1.  Background and Basis of Presentation:

         On May 30, 1995, Thorn Apple Valley, Inc. ("TAV") purchased certain assets from Foodbrands America, Inc. and subsidiaries ("Foodbrands" or the "Sellers"). TAV acquired substantially all of the assets used by the Sellers in their business of producing and marketing retail meat products. The assets acquired by TAV include three manufacturing facilities located in Missouri, Arkansas and Louisiana, machinery, equipment, tools, supplies, inventory, receivables, certain trademarks and trade names, customer purchase orders and other intangibles assets.

         The aggregate purchase price for the assets acquired and the assumption of certain liabilities was approximately $65.8 million. This amount is subject to adjustment based on the actual value of certain of the assets and certain of the liabilities assumed, as of May 29, 1995. During the next five years, Sellers have the right to receive from TAV up to an additional $10 million in accordance with what is being referred to as an Earnout Agreement.

         The combined financial statements include selected accounts of the Retail Division of Foodbrands in order to represent the historical financial position and results of operations of the business purchased by TAV (herein referred to as the "Company" or "Wilson Brands").

         Investments of and advances from parent as presented in the financial statements represent the net position of the following types of transactions between the Sellers and the Company:

                 -- Allocated expenses for services provided to the Company by Foodbrands. Such services include operating and administrative costs of the Foodbrands central distribution center and certain expenses related to office services.

                 -- Allocations of certain expenses that have been accounted for by Foodbrands and historically have not been allocated to the Company by Foodbrands. These expenses include corporate administrative expenses, interest, amortization of intangible assets and a restructuring charge. Corporate administrative expenses were allocated based on a ratio of Company sales to Foodbrands sales for each period presented. The methods used to allocate other expenses are described elsewhere in the notes to the financial statements. The management of Foodbrands believes that the allocation methods are based on assumptions that are reasonable under the circumstances.

                 -- In addition to the various allocated costs and expenses described above and in Notes 2 and 5, the Company has recorded sales to Foodbrands in the amount of $8,239 and $3,623 in each of the fiscal years ended December 31, 1994 and January 1, 1994, respectively.

                 -- Receipts, disbursements and the net cash position of the Company have been managed by Foodbrands through a centralized cash management system. Accordingly, both cash generated by, and cash requirements of, the Company flow through Foodbrands.

         All significant intercompany accounts and transactions have been eliminated.

2.  Summary of Significant Accounting Policies:

         Concentrations of credit risk:

         The concentrations of credit risk with respect to trade receivables are, in Foodbrands' management opinion, considered minimal due to the Company's diverse customer base. The Company sells to customers located throughout the United States and in certain foreign countries. Credit evaluations of its customers' financial conditions are performed periodically, and the Company generally does not require collateral from its customers.

         Inventories:

         Inventories are stated at lower of cost or market. Cost is determined on a first-in, first-out method (FIFO).

         Property, plant and equipment:

         Property, plant and equipment are stated at cost if acquired after September 28, 1991, the date the Sellers implemented Fresh Start Reporting as set forth in Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"), issued by the American Institute of Certified Public Accountants. Upon retirement or disposal of property, plant and equipment, the cost and accumulated depreciation are removed from the accounts and any gain or loss is included in other income. Depreciation is computed for financial reporting purposes generally on the straight-line basis over the estimated useful lives of the assets (3-40 years) or, for capital leases, the term of the related leases.

         Intangibles assets:

         Intangible assets represent trademarks and tradenames which are being amortized over 20 years.

         Reorganization value:

         Foodbrands recorded a reorganization value in conformity with the procedures specified by SOP 90-7. The portion of the reorganization value which cannot be attributed to specific tangible or identifiable intangible assets of Foodbrands has been reported as "Reorganization Value in Excess of Amounts Allocable to Identifiable Assets". Foodbrands has allocated $51.6 million of the reorganization value to the Company. The Company is amortizing the reorganization value using the straight-line method over 20 years.

         Restructuring charge:

         In December 1994, Foodbrands announced a restructuring program that resulted in a charge against operating income in 1994. The charge included costs incurred prior to year-end associated with a corporate legal restructuring and to change the corporate name. Foodbrands has allocated $1.9 million of this charge to the Company based on the specific identification of costs associated with the Company.

         Fiscal year:

         The Company's annual reporting periods end on the Saturday nearest December 31. The annual reporting periods ended December 31, 1994 and January 1, 1994 contained 52 weeks.

         Income Taxes:

         The Company is not a separate taxable entity for federal, state, or local income tax purposes. The Company's operations are included in the consolidated Foodbrands tax returns. Foodbrands has not historically allocated income taxes to the Company. The calculation of a provision for income taxes does not result in an expense to be allocated, therefore, a provision does not appear in the financial statements.

3.  Inventories:

                                  Dec. 31,         Jan. 1,
                                  1994             1994
                                  ----             ----
         Supplies                 $1,536           $   952
         Raw materials             2,903               652
         Work in process             512               457
         Finished goods            2,754             9,140
                                  ------           -------
                                  $7,705           $11,201
                                  ======           =======

4.  Long-term debt:

         The Company was indebted on long-term debt as follows:

                                                   Dec. 31,         Jan. 1,
                                                   1994             1994
                                                   --------         -------
         A.  Industrial revenue bond               $3,320           $3,766
         B.  Note payable                           1,675            1,776
         C.  Obligations under capital leases       3,037              363
                                                   ------           ------
                 Less current portion               1,409              702
                                                   ------           ------
                                                   $6,623           $5,203
                                                   ======           ======


         A. In July 1993, Foodbrands entered into an agreement with the Arkansas Development Finance Authority to borrow $4 million using industrial revenue bonds. The interest rate is 6%.
         Payments of approximately $58, principal and interest, are due monthly through July 2000.

         B. A note payable, dated July 1993, of approximately $1.8 million is collateralized by a mortgage with the City of Forrest City, Arkansas. The interest rate on the note is 7%. Interest only for the first year was due in July 1994 and quarterly payments of approximately $91, principal and interest, began in September 1994 and are due through September 2000.

         The aggregate maturity of long-term debt (excluding obligations under capital leases) during the next five years subsequent to December 31, 1994 are:

                 1995             $254
                 1996             $273
                 1997             $292
                 1998             $313
                 1999             $336

         C. The Company leases certain equipment under agreements which are classified as capital leases. Most equipment leases have purchase options at the end of the original lease term. Leased capital assets included in property, plant and equipment are as follows:

                                                     Dec. 31,       Jan. 1,
                                                      1994           1994
                                                     --------       -------
            Machinery and equipment                    $3,951        $621
                 Less accumulated amortization          1,033         282
                                                       ------        ----

                                                       $2,918        $339
                                                       ======        ====

         Future minimum payments, by year and in the aggregate, under noncancelable capital leases and operating leases with initial or remaining terms of one year or more consist of the following at December 31, 1994:

                                                   Capital          Operating
                                                   Leases           Leases
                                                   ------           ------
                 1995                              $  917           $108
                 1996                                 828             63
                 1997                                 769             51
                 1998                                 654             34
                 1999                                 615             29
                 Future years                           0            268
                                                   ------           ----

         Total minimum lease payments               3,783           $553
                                                                    ====
                 Amounts representing interest        746
                                                   ------
                 Present value of net minimum
                          payments                  3,037
                 Current portion                      639
                                                   ------
                                                   $2,398
                                                   ======

         The Company's rental expense for operating leases was $271 and $307 for the fiscal years ended December 31, 1994, and January 1, 1994, respectively.

5. Interest expense:

         The Company incurred interest expense on the debt described in Note 4. However, the interest expense reflected in the Statements of Operations also includes an allocation of Foodbrands' interest expense based upon the ratio of the Company's assets to total Foodbrands assets. Management believes that this method provides a reasonable basis for allocation within the Company's historical Statements of Operations.

6. Employee benefit plans:

         The Company participates in Foodbrands' defined benefit plans. Those Foodbrands' employees who accept employment with Wilson Brands, subsequent to the purchase transaction, will terminate from Foodbrands and will maintain their vested rights in the retirement plans, with liability remaining with Foodbrands. Total pension cost was $309 and $535 for the fiscal years ending December 31, 1994 and January 1, 1994, respectively.

         The Company also participates in a 401(k) plan sponsored by Foodbrands. The Company makes contributions on behalf of each participant of a matching amount not to exceed the employee's contribution or 3% of such employee's salary.

7.  Commitments:

         The Company was committed under two agreements made on its behalf by Foodbrands.

         The Private Label Manufacturing Agreement, dated May 13, 1992, with a term of approximately 5 years, provides the Company with certain meat products under the Company's private label. During the term of the agreement, the Company is required to purchase specific products at predetermined volumes on a monthly basis (approximately 25 million pounds per year). The product price is the actual cost, including all freight, storage, overhead and other costs of the products.

         The Production Agreement, dated October 13, 1993, with a seven year term, requires the Company to purchase meat products from an outside manufacturer. The other party to the agreement agreed to construct, maintain and operate the facility for the exclusive use of producing product for the Company. The Company agreed to pay the other party the products' standard cost and the actual fixed cost for the facility. In return for building and operating the facility, the other party receives an amount that is equal to 25% of its capital invested, or $1.4 million dollars per year. Also, as part of the agreement, the other party agreed to provide and the Company agreed to accept roughly 400,000 pounds of boneless ham muscle per week or approximately 20 million pounds a year.

                           THORN APPLE VALLEY, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following pro forma condensed combined financial statements give effect to the following transaction that was accounted for as a purchase:

  * Acquisition of certain assets from Foodbrands America, Inc. and subsidiaries ("Foodbrands") on May 30, 1995 for approximately $65.8 million and the assumption of certain liabilities.

The pro forma condensed combined balance sheet combines the financial position of Thorn Apple Valley, Inc. at May 26, 1995 and Wilson Brands at April 1, 1995. The pro forma combined balance sheet presents the financial position of Thorn Apple Valley, Inc. at May 26, 1995 and gives effect to all events of the purchase.

The pro forma condensed combined statement of operations for the fiscal year ended May 26, 1995 reflects the acquisition as if it had been completed as of June 1, 1994. The pro forma condensed combined statement of operations includes the operating results of Thorn Apple Valley, Inc. for the twelve months ending May 26, 1995 and Wilson Brands operating results for the twelve months ending April 1, 1995 (Wilson Brands historical fiscal year ending as of December 31, 1994 was adjusted by adding the three month subsequent interim unaudited period results ending April 1, 1995 and subtracting the previous three month interim unaudited period ending April 2, 1994).

The unaudited pro forma data does not purport to be indicative of the results which would actually have been reported if this transaction had occurred on such date or which may be reported in the future.

                            THORN APPLE VALLEY, INC.
                   Pro Forma Condensed Combined Balance Sheet
                         At May 26, 1995 (in thousands)
                                  (UNAUDITED)

                                                                 Thorn Apple     Wilson      Pro Forma        Pro Forma
                                                                   Valley        Brands      Adjustments      Combined
                                                                 -----------    --------     -----------      ----------
                             Assets
Current Assets:
   Accounts receivable, net                                        $40,084         $9,592         $615 (a)      $50,291
   Inventory                                                        44,801         10,096       (1,561)(a)       53,336
   Prepaid expenses and other current assets                        13,200          2,418       (1,542)(a)       14,076
                                                                  --------       --------     --------         --------

        Total current assets                                        98,085         22,106       (2,488)         117,703

Property, plant and equipment:
   Land                                                              1,140            361                         1,501
   Buildings and improvements                                       37,695         10,473         (946)(a)       47,222
   Machinery and equipment                                         117,712         12,136       (2,767)(a)      127,081
   Transportation equipment                                          7,530                          10 (a)        7,540
   Property under capital leases                                     7,429          3,943       (1,020)(a)       10,352
   Construction in progress                                         22,206            819         (264)(a)       22,761
                                                                  --------       --------     --------         --------
                                                                   193,712         27,732       (4,987)         216,457
        Less accumulated depreciation                               95,644          5,324       (5,324)(a)       95,644
                                                                  --------       --------     --------         --------
                                                                    98,068         22,408          337          120,813
                                                                  --------       --------     --------         --------

Intangible assets, net of accumulated amortization                                 13,185      (13,185)(b)

Reorganization value in excess of amount allocable
 to identifiable assets, net  of accumulated amortization                          42,640      (42,640)(b)

Goodwill                                                                                        33,572 (d)       33,572

Other assets                                                         8,143         -               175 (c)        8,318
                                                                  --------       --------     --------         --------

        Total assets                                              $204,296       $100,339     ($24,229)        $280,406
                                                                  ========       ========     ========         ========

              Liabilities and  Shareholders' Equity

Current liabilities:
   Accounts payable                                                $32,474         $2,999      ($2,999)(e)      $32,474
   Accrued liabilities                                              23,378          3,540         (696)(f)       26,222
   Other liabilities                                                10,476          1,415       21,835 (f)(g)    33,726
                                                                  --------       --------     --------         --------

        Total current liabilities                                   66,328          7,954       18,140           92,422
                                                                  --------       --------     --------         --------

Long-term debt                                                      35,465          6,265       43,751 (f)(h)    85,481

Deferred income taxes                                                3,908                                        3,908

Investments of and advances from parent                              -            110,396     (110,396)(i)

Shareholders' equity / retained earnings (deficit)                  98,595        (24,276)      24,276 (i)       98,595
                                                                  --------       --------     --------         --------

        Total liabilities and shareholders' equity                $204,296       $100,339     ($24,229)        $280,406
                                                                  ========       ========     ========         ========

  See notes to unaudited pro forma condensed combined financial statements.

                            THORN APPLE VALLEY, INC.
              Pro Forma Condensed Combined Statement of Operations
            For The Fiscal Year Ending  May 26, 1995 (in thousands)
                                  (UNAUDITED)

                                                                 Thorn Apple     Wilson      Pro Forma           Pro Forma
                                                                   Valley        Brands     Adjustments           Combined
                                                                 ---------      --------    -----------           ---------
Net Sales                                                         $744,542      $221,238                          $965,780

Operating costs and expenses:
   Cost of goods sold                                              669,068       179,862                           848,930
   Selling                                                          25,377        36,409       ($2,174)(i)          59,612
   General and administrative                                       22,912         3,674          (225)(e)(h)       26,361
   General and administrative expenses
      allocated from Foodbrands                                                    5,341        (5,341)(c)
   Depreciation                                                      9,830         2,321          (323)(b)          11,828
   Amortization of intangible assets and reorganization
      value allocated from Foodbrands                                              3,242        (3,242)(f)
   Restructuring charge                                              7,857         1,914        (1,914)(g)           7,857
                                                                 ---------      --------       -------           ---------
                                                                   735,044       232,763       (13,219)            954,588

Income (loss) from operations                                        9,498       (11,525)       13,219              11,192
                                                                 ---------      --------       -------           ---------

Other Income (expense):
   Interest                                                         (2,259)         (768)       (4,593)(d)          (7,620)
   Interest allocated from Foodbrands                                             (4,226)        4,226 (d)
   Amortization of goodwill                                                                       (839)(a)            (839)
   Other, net                                                          961            20                               981
                                                                 ---------      --------       -------           ---------

                                                                    (1,298)       (4,974)       (1,206)             (7,478)
                                                                 ---------      --------       -------           ---------

Income (loss) before income taxes                                    8,200       (16,499)       12,013               3,714

Provision (benefit)  for income taxes                                2,945         -            (1,608)(j)           1,337
                                                                 ---------      --------       -------           ---------

Net Income (loss)                                                   $5,255      ($16,499)      $13,621              $2,377
                                                                 =========      ========       =======           =========

Earnings per share                                                   $0.91                                           $0.41
                                                                 =========                                       =========

Weighted average share outstanding                               5,754,726                                       5,754,726
                                                                 =========                                       =========

   See notes to unaudited pro forma condensed combined financial statements.

(b) Pro Forma Financial Information


                           THORN APPLE VALLEY, INC.
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.  Pro Forma Balance Sheet Adjustments

    The following adjustments were made to prepare the pro forma combined balance sheet.

    a. Adjust to fair value, at May 29, 1995, of Wilson Brands assets acquired by TAV.

    b. Eliminate historical net book value of Wilson Brands' Intangible assets.

    c.  Record other long-term assets acquired by TAV.

    d.  Record goodwill determined by application of purchase price accounting.

    e.  Eliminate liabilities of Wilson Brands not acquired by TAV.

    f. Adjust to fair value, at May 29, 1995, of Wilson Brands' liabilities assumed by TAV.

    g.  Record borrowings under lines of credit used to purchase assets.

    h.  Record long-term notes issued to purchase assets.

    i. Eliminate investments of and advances from Foodbrands and retained earnings (deficit) of Wilson Brands.

2.  Pro Forma Statement of Operations Adjustments

    The following adjustments were made to prepare the pro forma combined statement of operations.

    a.  Amortization of goodwill over 40 years.

    b. Decrease in depreciation expense resulting primarily from certain assets not acquired.

    c. Eliminate general and administrative expenses, allocated by Foodbrands for services provided to Wilson Brands.

    d. Eliminate interest expense allocated by Foodbrands to Wilson Brands and recognition of TAV's interest expense on funds borrowed to finance the acquisition. The interest rate on the long-term debt to be incurred in connection with the acquisition was fixed at 7.58%, per annum.

    e. Record general and administrative expenses of $1.0 million allocated by TAV to Wilson Brands.

    f. Eliminate amortization expense of intangible assets allocated by Foodbrands to Wilson Brands.

    g. Eliminate 1994 restructuring charge allocated by Foodbrands to Wilson Brands.

    h. Eliminate duplicate corporate general and administrative expenses of Wilson Brands, $1.2 million.

    i.  Eliminate duplicate sales functions.

    j. Record provision for income taxes to reflect a combined federal and state tax rate of 36 percent.

                               INDEX TO EXHIBITS



  Exhibit
  Number               Exhibit                                                                            Page No.
  ------               -------                                                                            --------
   27.1                Financial Data Schedule of Wilson Brands containing financial information for the three months ended April 1, 1995

   27.2                Financial Data Schedule of Wilson Brands containing financial information for the three months ended April 2, 1994

   27.3                Financial Data Schedule of Wilson Brands containing financial information for the fiscal year ended December 31, 1994

   27.4                Financial Data Schedule of Wilson Brands containing financial information for the fiscal year ended January 1, 1994
